UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2009

MasterCard Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32877	13-4172551
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Purchase Street Purchase, New York	10577
(Address of principal executive offices)	(Zip Code)

(914) 249-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MasterCard International Incorporated (the “Company”), the principal operating subsidiary of MasterCard Incorporated (the “Registrant”), entered into an offer letter, dated June 15, 2009 (the “Offer Letter”) and an employment agreement, dated June 16, 2009 (the “Agreement”) with Ajaypal Banga in connection with his future employment as President and Chief Operating Officer of the Company.

Mr. Banga’s Employment Agreement

Term and Position.

Pursuant to the Agreement, Mr. Banga’s employment as President and Chief Operating Officer will commence on a date no later than October 1, 2009 (the “Employment Term Effective Date”) and will continue initially through December 31, 2011 (the “Initial Term of Employment”). The Agreement provides for automatic one-year renewals, unless either party gives at least 90-days prior written notice not to renew (the “Extended Term of Employment”, and together with the Initial Term of Employment, the “Term of Employment”).

Compensation.

During the Term of Employment, Mr. Banga will receive a base salary of $800,000, which will be reviewed annually by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”) and will be subject to increase at the discretion of the Compensation Committee following review of his performance. During the Term of Employment, Mr. Banga will be eligible to participate in such annual and/or long term bonus or incentive plan(s) generally made available to other employees of the Company at his level, based on performance goals or other criteria, terms and conditions as may be established by the Company. Mr. Banga will also be eligible to participate in the Company’s employee compensation or benefit plans and programs generally made available to other employees at his level.

Termination.

Mr. Banga’s employment will terminate: upon his death; at the option of the Company, upon his disability (as defined under the MasterCard Long-Term Disability Benefits Plan); upon his termination by the Company for “Cause” (as defined in the Agreement and described below); upon his termination by the Company without Cause effective 90 days after giving written notice (the Company may, at its option, provide 90 days base salary payable in a lump sum in lieu of such notice period); at his option upon an event constituting “Good Reason” (as defined in the Agreement and described below) effective 90 days after giving written notice; upon his voluntary resignation effective 90 days after giving written notice (which notice requirement the Company may waive in whole or in part); upon either party giving the other 90 days prior written notice of non-renewal (if by the Company, at its option, by providing 90 days base salary payable in a lump sum in lieu of such notice period); or on the last day of the calendar year in which he attains the age of 65.

Payments.

Death. In the event of Mr. Banga’s death, his estate or beneficiaries shall receive the following payments in a lump sum within 30 days following the date of termination: (i) base salary earned but not paid through the date of his death; (ii) payment for all accrued but unused vacation time; (iii) the target annual incentive bonus payable for the year in which his death occurs (if not already paid); and (iv) such additional benefits, if any, that he may be entitled to under the Company’s plans and programs on account of death.

Disability. If Mr. Banga’s employment is terminated on account of his disability, he will be entitled to the payments set forth above in the event of his death, except that his annual incentive bonus will be pro-rated for the year of his termination based upon the actual performance of the Company for the applicable performance period (and taking into account the terms of the then applicable annual incentive bonus plan) including, but not limited, to the discretion of the Compensation Committee to reduce such bonus amount) with such amount payable when the incentive bonus is regularly paid to similarly situated employees for such year.

For Cause. If the Company terminates Mr. Banga’s employment for Cause, he will be entitled to the payments set forth in items (i) and (ii) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company’s plans and programs on account of termination for Cause. “Cause” means: (a) the willful failure by Mr. Banga to perform his duties or responsibilities (other than due to disability); (b) Mr. Banga’s engaging in serious misconduct that is injurious to the Company including, but not limited to, damage to its reputation or standing in its industry; (c) Mr. Banga’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony or a crime that constitutes a misdemeanor involving moral turpitude; (d) the material breach by Mr. Banga of any written covenant or agreement with the Company not to disclose any information pertaining to the Company; or (e) the breach by Mr. Banga of the Company’s Code of Conduct, the Supplemental Code of Conduct, any material provision of the Agreement or any material provision of other specified Company policies. The Company’s notice of termination for Cause must state the date of termination and identify the grounds upon which the termination is based.

Voluntary Resignation or Non Renewal by Mr. Banga. If Mr. Banga voluntarily resigns or provides notice of non-renewal of the Agreement, he will be entitled to the payments set forth in items (i) and (ii) above in the event of his death and such additional benefits, if any, that he would be entitled to under the Company’s plans and programs on account of his voluntary resignation.

Without Cause, With Good Reason or Upon Non-Renewal by the Company. During the term of the Agreement (including any renewal thereof) ending on or before December 31, 2014, if Mr. Banga’s employment is terminated by the Company (other than for Cause or disability) by him with Good Reason, or upon non-extension of the term of the Agreement by the Company, he will be entitled to the following payments: (i) in a lump sum within 30 days following the date of termination all base salary earned but not paid prior to the date of termination; (ii) a lump sum equal to all accrued but unused vacation time payable within 30 days following the date of termination; (iii) a pro-rata portion of the annual incentive bonus payable for the year in which his termination occurs based upon the actual performance of the Company for the applicable performance period as determined by the Compensation Committee and payable in accordance with the regular bonus pay practices of the Company and, to the extent not already paid, the annual incentive bonus for the year immediately preceding the year in which his date of termination occurs, payable in the amount and at the time it would have been paid per the terms of the then applicable annual incentive bonus plan; (iv) severance pay, in the form of base salary continuation and payment of an amount equal to the average annual incentive bonus received by him with respect to the prior two years of employment, payable on a schedule in accordance with the regular payroll practices of the Company, in each case, for 24 months following the date of termination (collectively, the “Severance Pay”); provided, however, that if Mr. Banga’s employment is terminated (A) prior to the payment of an annual 2009 bonus under the Senior Executive Annual Incentive Compensation Plan (“SEAICP”), his Severance Pay shall include a payment of $1,200,000 in lieu of the bonus payment portion of the Severance Pay or (B) after the payment of an annual 2009 bonus under the SEAICP, but prior to the payment of an annual 2010 bonus, the Severance Pay shall include a payment equal to the annual 2009 bonus received by Mr. Banga in lieu of the bonus payment portion of the Severance Pay; (v) payment of the monthly cost of the premium for medical coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), for the applicable COBRA period (or the severance period if shorter), or if he is eligible for the MasterCard Retiree Health Plan, the full cost of the Retiree Health coverage for the severance pay period and thereafter the retiree contribution levels shall apply; (vi) reasonable outplacement services; and (vii) such additional benefits, if any, that he would be entitled to under the Company’s plans and programs for the above captioned events of termination. “Good Reason” means: (a) the assignment to a position for which Mr. Banga is not qualified or a materially lesser position than the position held by him; (b) a material reduction in annual base salary other than a 10 percent or less reduction, in the aggregate, over the Term of Employment; (c) the relocation of Mr. Banga’s principal place of employment to a location more than 50 miles from his principal place of employment; (d) the failure by the Company to obtain an agreement from any successor to the Company to assume and agree to perform any employment agreement between Mr. Banga and the Company; or (e) the failure by the Company to offer Mr. Banga a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011).

Entitlement to the payments described in items (iv), (v), (vi) and (vii) above are subject to the execution (without revocation) within 60 days following the date of termination of a Separation Agreement and Release in the form attached to the Agreement.

If Mr. Banga’s Term of Employment ends after December 31, 2014 because either his employment is terminated by the Company (other than for Cause or disability), he terminates his employment with Good Reason, or the Company elects not to further extend the Term of Employment, then the Term of Employment shall end as of the date of termination and Mr. Banga shall be entitled to only those payments and benefits provided in items (i), (ii), (iii) and (vii) above.

Mandatory Retirement. In the event Mr. Banga’s employment ends upon mandatory retirement (i.e., the last day of the calendar year in which he attains the age of 65) he will be eligible for the following payments: (i) in a lump sum within 30 days following the date of termination base salary earned but not paid prior to the date of termination; (ii) in a lump sum within 30 days following the date of termination equal to all accrued but unused vacation time; (iii) the annual incentive bonus payable for the year in which his termination occurs and the prior year, if not already paid, based upon the actual performance of the Company for the applicable performance period; and (iv) such additional vested benefits which he is entitled to following the termination of his employment under the Company’s plans and programs.

Restrictive Covenants.

The Agreement subjects Mr. Banga to the Company’s standard restrictive covenants for executive employees, including confidentiality, non-compete and non-solicit obligations. However, Mr. Banga’s covenant not to compete is narrower with respect to entities covered by the provision if he terminates employment with Good Reason due to the failure by the Company to offer him a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011).

Repayment of Sign-on Award.

Under the terms of the Offer Letter, Mr. Banga is to receive a “sign-on” award of $4,200,000 payable in two equal installments. The first installment is to be paid within 30 days of commencement of employment with the Company and the second installment is to be paid in 2010, not later than 30 days after the first anniversary of the date on which his employment commenced. These payments are contingent upon Mr. Banga’s continued performance of services through such date; provided, however, that if Mr. Banga’s employment is terminated with Good Reason due to the failure by the Company to offer Mr. Banga a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011), then he will nevertheless be entitled to the entire sign-on award. Under the terms of the Offer Letter, Mr. Banga is obligated to return the net amount received in the first installment if his employment is terminated for Cause within 12 months of the date of commencement of employment or upon his voluntary resignation prior to the time that the Company has made a decision concerning his potential appointment to Chief Executive Officer of the Company. Mr. Banga is obligated to return the net amount received in the second installment if his employment is terminated for Cause within 12 months of the date the second installment is received or if he voluntarily resigns within 12 months of the date the second installment is received.

Incentive Awards and Other Benefits

Upon commencement of employment with the Company, Mr. Banga will be eligible to participate in the SEAICP. This bonus program is based on corporate, business unit and individual performance. His target pay out will be 150% (range 0% - 375%) of his base salary. Bonus amounts are based upon an assessment of results against established performance goals. Receipt of any bonus payment is at the discretion of the Compensation Committee. Mr. Banga’s 2009 bonus opportunity will not be prorated.

Mr. Banga will also be eligible to participate in the 2006 MasterCard Long Term Incentive Plan (the “Stock Plan”). In 2009, Mr. Banga will receive grants with the following vesting schedule, in each case contingent on continued service:

•	$4,900,000 in restricted stock units that vest as follows:

20% vests 12 months after the grant date;

20% vests 24 months after the grant date; and

the balance of 60% vests 36 months after the grant date.

Notwithstanding the foregoing, if Mr. Banga terminates his employment with Good Reason due to the failure by the Company to offer Mr. Banga a promotion to Chief Executive Officer of the Company on or before June 30, 2010 (with such offer to become effective not later than January 1, 2011) , this grant of restricted stock units will continue to vest without regard to such termination and will not be forfeited.

•	A stock option grant of shares valued at $2,400,000 in accordance with the Company’s granting policies that vests as follows:

the first one-third vests 6 months after the grant date;

the second one-third vests 18 months after the grant date; and

the final one-third vests 30 months after the grant date.

If Mr. Banga terminates his employment after any or all of such stock options have vested, but prior to becoming retirement eligible in accordance with the terms of the Stock Plan, he will have 120 days following the termination date to exercise the vested options. Any unvested portion of such stock options will be forfeited.

Mr. Banga will also receive a 2010 standard award under the Stock Plan, valued at $4,400,000. This award is expected to be equally split between non-qualified stock options and performance stock units (at the discretion of the Compensation Committee).

Mr. Banga will be eligible to participate in the Company’s US Profit Sharing Program after one year of employment with the Company. The US Profit Sharing Program may result, depending on the Company’s financial performance for the year, in an annual payment ranging from 0-10% of Mr. Banga’s base salary for the portion of 2010 that he is eligible to participate in the program.

Mr. Banga also will be eligible to participate in the Company’s executive perquisite program in accordance with the terms and conditions of such program, as approved by the Compensation Committee. In accordance with the Company’s policy for providing perquisite allowances in lieu of specific perquisites, Mr. Banga will be provided with a cash allowance of $35,000 (less lawful deductions) for 2009, payable as soon as practicable after the date he commences employment. For 2010, he will be provided with a cash allowance of $35,000 (less lawful deductions) payable in a lump sum, in January 2010. The allowance is subject to review on an annual basis by the Compensation Committee, and may be modified or eliminated, based on competitive assessment.

The Company will offer certain relocation assistance to Mr. Banga in accordance with the Company’s policies.

*******

The foregoing descriptions of Mr. Banga’s Agreement and the Offer Letter do not purport to be complete descriptions and are qualified in their entirety by reference to the full text of the Agreement and the Offer Letter, which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Background and Other Information Regarding Ajaypal Banga

Mr. Banga, age 49, serves as Chief Executive Officer of Citi Asia Pacific. In this role, Mr. Banga is responsible for all of Citi’s business lines in the region, including credit cards and consumer banking, institutional banking, wealth management and alternative investments. Mr. Banga joined Citi in 1996 and has served in various positions at Citi since that time. From 2005 to 2008, Mr. Banga was Chairman and Chief Executive Officer of Citi’s International Global Consumer Group, which included all credit card and consumer banking operations outside of North America. Prior to 2005, Mr. Banga served as Executive Vice President, Global Consumer Group and President, Retail Banking North America for Citi. From 2000 to 2002, Mr. Banga served as business head of CitiFinancial and the U.S. Consumer Assets Division. From 1998 to 2000, Mr. Banga worked for Citi in London as Division Executive for the Consumer Bank in Central and Eastern Europe, Middle East and Africa. Prior to that, he was based in Brussels, where he was the Head of Sales, Marketing, and Business Development for the Europe, Middle East and Africa.

Prior to joining Citi, Mr. Banga spent 13 years with Nestle India and two years with PepsiCo, Inc.

Currently, Mr. Banga serves on the Board of Directors of Kraft Foods Inc. In addition, he is on the Board of Trustees of the Asia Society, has served as Vice Chairman of the Board of Trustees of the New York Hall of Science and was a Board member of the National Urban League.

Mr. Banga graduated with a BA in Economics Honors from Delhi University and is a graduate of the Indian Institute of Management, Ahmedabad.

The Company has various relationships with Citigroup Inc. and certain of its affiliates. Information on such relationships has been previously disclosed under the heading “Certain Relationships and Related Transactions” in the Registrant’s 2009 Proxy Statement filed on April 23, 2009.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Ajaypal Banga and MasterCard International Incorporated dated June 16, 2009

10.2	Offer Letter between Ajaypal Banga and MasterCard International Incorporated dated June 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTERCARD INCORPORATED

By:	/s/ Noah J. Hanft
Name:	Noah J. Hanft
Title:	General Counsel, Chief Payment Systems Integrity & Compliance Officer and Corporate Secretary

Date: June 19, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Employment Agreement between Ajaypal Banga and MasterCard International Incorporated dated June 16, 2009

10.2	Offer Letter between Ajaypal Banga and MasterCard International Incorporated dated June 15, 2009